AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES          EXHIBIT 11
    CALCULATION OF EARNINGS (LOSS) PER SHARE
    (000's Omitted, except per share data)
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                                                              For the Three Months Ended March 31,
                                                                       1995                           1994
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CALCULATION OF PRIMARY EARNINGS
    PER SHARE
    Earnings for primary earnings per share.....................    $     3,516                       3,572
    Average number of shares outstanding........................         10,071                      10,143
    Dilutive effect of stock options and warrants
     after application of treasury stock method.................            180                         258
    Average number of common shares and
     common equivalents outstanding.............................         10,251                      10,401
    Primary earnings per share.................................     $       .34                         .34
CALCULATION OF FULLY DILUTED EARNINGS
    PER SHARE
    Earnings for fully diluted earnings per share...............    $     3,516                       3,572
    Shares used in calculating primary
     earnings per share.........................................         10,251                      10,401
    Additional dilutive effect of stock options
     and warrants after application of treasury
     stock method...............................................             41                           -
    Average number of common shares outstanding
     on a fully diluted basis...................................         10,292                      10,401
    Fully diluted earnings per share...........................     $       .34                         .34
31
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